File No. 333-

As filed with the Securities and Exchange Commission on December 17, 1996
-------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           CITIZENS UTILITIES COMPANY
               (Exact name of registrant as specified in charter)

DELAWARE                                                              06-0619596

(State or other jurisdiction of          (I.R.S. employer identification number)
 incorporationor organization)

            High Ridge Park, Bldg. No. 3, Stamford, Connecticut 06905
                                 (203) 329-8800
   (Address, including,  zip  code,  and telephone number, including area code, of registrant's principal executive offices)

                               Robert J. DeSantis
                          Vice President and Treasurer
                           Citizens Utilities Company
                          High Ridge Park, Bldg. No. 3
                                  P.O. Box 3801
                           Stamford, Connecticut 06905
                             Tel. No. (203) 329-8800

     (Name, address,  including zip code, and telephone  number,  including area code, of agent for service)
         --------------------------------------------
         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
 ---------------------- ---------------------- ------------------------- -----------------------   ----------------
 Title of Securities to       Amount to be         Proposed Maximum         Proposed Maximum          Amount of
     be Registered             Registered         Aggregate Price Per   Aggregate Offering Price   Registration Fee
                                                        Unit
========================= ====================== ====================== ========================= ===================
     Common Stock*         2,832,432 shares**         $11.1875***            $31,687,833***            $10,927
========================= ====================== ====================== ========================= ===================

* Includes shares of Common Stock Series A and Common Stock Series B issuable upon conversion of Common Stock Series A.
** This Registration Statement shall be deemed to cover additional securities to be issued in connection with or as a result of stock splits, stock dividends or similar transactions.
*** Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Based on the average of the reported high and low sales prices of shares of Common Stock Series A on December 10, 1996.
---------------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 17, 1996

PROSPECTUS

                                2,832,432 Shares

                           CITIZENS UTILITIES COMPANY

                                  COMMON STOCK


         This Prospectus, with the prior consent of Citizens Utilities Company, (the "Company" or Citizens") may be used by persons("Selling Stockholders")who have received 1,289,133 shares of Common Stock Series A, par value $.25 per share, which is convertible into Common Stock Series B, par value $.25 per share (together, the "Common Stock"), of the Company in connection with the merger (the "Merger") between a wholly-owned subsidiary of Citizens and Conference-Call USA, Inc., as more fully described herein, and who may wish to sell such stock in circumstances requiring or making desirable its use. This Prospectus also covers up to 1,443,299 additional shares of Common Stock which the Selling Stockholders have the contractual right to receive in the future in connection with the Merger, as well as up to 100,000 additional shares of Common Stock which Selling Stockholders may otherwise receive in connection with the Merger, and which they also may wish to sell in circumstances requiring or making desirable its use. See "Plan of Distribution".

        The Selling Stockholders may sell the shares of Common Stock covered by this Prospectus privately in negotiated transactions or publicly in one or more transactions, as described more fully herein. See "Plan of Distribution". Selling Stockholders and broker-dealers that participate with Selling Stockholders in such sales of Common Stock, and any brokers or finders who receive Common Stock as fees, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Act"), and any commissions or fees received by them and any profit on the resale of shares of Common Stock may be deemed to be underwriting compensation. The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.

         The Company has agreed to be liable to the Selling Stockholders for certain liabilities, including liabilities under the Act.

         The Common Stock Series A and Common Stock Series B are listed under the symbols "CZNA" and "CZNB", respectively, on the NYSE.
                        --------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
            THIS PROSPECTUS. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.
                        ---------------------------------
                The date of this Prospectus is December __, 1996

                             AVAILABLE INFORMATION

         Citizens is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D. C. 20549, at prescribed rates. The SEC also maintains a web site (htp://www.sec.gov.) that contains reports, proxy and information statements and other information regarding Citizens. Certain securities of Citizens are listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and reports, proxy material and other information concerning Citizens may be inspected at the office of that Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC pursuant to the 1934 Act are incorporated into this Prospectus by reference:

The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996.

The  Company's Current Reports on Form 8-K filed on March 29, and May 28, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to Office of the Secretary, Citizens Utilities Company, High Ridge Park, Bldg. No. 3, Stamford, Connecticut 06905 (telephone 203-329-8800).

                           CITIZENS UTILITIES COMPANY

         Citizens Utilities Company is a diversified operating company which provides, either directly or through subsidiaries, telecommunications, natural gas transmission and distribution, electric distribution, water or wastewater services to customers in areas of twenty states. Divisions of Citizens provide electric distribution and natural gas transmission and distribution services, purchasing most of the electric power needed and all gas supplies.
Telecommunications, water and wastewater services are provided either by divisions of Citizens or by its subsidiaries. Citizens is the fifteenth largest local telecommunications company in the nation. Citizens also holds a significant investment interest in Centennial Cellular Corp., a cellular telephone company, and owns Electric Lightwave, Inc., an alternative telecommunications service provider operating in five western states, and Citizens Long Distance. Beginning with 1945, Citizens has increased its revenues, net income and earnings per share (adjusted for subsequent stock dividends and stock splits) every year without interruption.

         Citizens, with administrative offices at High Ridge Park, Stamford, Connecticut 06905 (telephone (203) 329-8800), was incorporated in Delaware in 1935 to acquire the assets and business of a predecessor corporation. Since then, Citizens has grown as a result of investment in its own operations and the acquisition of numerous additional operations.

         As a result of its diversification, Citizens is not dependent upon any single geographic area or any one type of service for its revenues. No single state regulatory body regulates a utility service of Citizens accounting for more than 11% of Citizens' revenues for the twelve months ended September 30,
1996.   The   Federal   Communications    Commission    regulates    interstate
telecommunications access services of Citizens under price cap regulation which allows Citizens considerable flexibility in its pricing. Citizens is not aware of any other utility company as fully diversified in both geographic areas served and variety of services provided. Citizens' operations are conducted principally in small and medium-sized communities. No material part of Citizens' business is dependent upon a single customer or a small group of customers. The loss of any single customer or a small group of customers would not have a materially adverse effect upon Citizens. Citizens' customer connections have increased from 26,150 in 1945, to 225,389 in 1965, to 610,585 in 1985, and over
1,800,000 as of September 30, 1996.

         Citizens continually considers and is carrying out expansion through acquisitions and joint ventures in the rapidly evolving telecommunications and cable television industries and in traditional public utility and related businesses.

                               USE OF PROCEEDS

         This Prospectus relates to shares of Common Stock issued and to be issued to the Selling Stockholders in connection with the Merger, which may be sold by the Selling Stockholders from time to time. There will be no proceeds to the Company from any sales of shares by the Selling Stockholders.

                              FINANCIAL INFORMATION

         Reference is made to the Annual, Quarterly and other Reports and documents filed and to be filed with the SEC pursuant to the 1934 Act which are incorporated herein by reference.

                       CAPITAL REQUIREMENTS AND FINANCING

         Citizens carries out a continuous construction program to maintain reliable and safe service and to meet future customer service requirements. Citizens estimates that expenditures for construction, extension and improvement
of  service  will  require   approximately  $463  million  in  1997.  Citizens'
construction program is under continuous review and may be revised depending on business and economic conditions, regulatory action, governmental mandates, customer demand and other factors. Capital requirements will be financed from internally generated funds, offered securities, the issuance of taxable and tax-exempt long-term debt, short-term borrowings, customer advances, and contributions in aid of construction.

         Citizens maintains $600 million of committed bank lines of credit for general corporate purposes under which there were no amounts outstanding as of December 16, 1996.

                DESCRIPTION OF COMMON STOCK SERIES A AND SERIES B

         Citizens' common stock consists of two series: Common Stock Series A and Common Stock Series B. Citizens has authorized 250,000,000 shares of Common Stock Series A and 350,000,000 shares of Common Stock Series B. As of December 6, 1996 Citizens had outstanding 154,292,360 shares of Common Stock Series A and 82,965,198 shares of Common Stock Series B. As of December 6, 1996 there were 27,522 record holders of Common Stock Series A and 23,270 record holders of Common Stock Series B. The holders of Common Stock Series A and Common Stock Series B are entitled to one vote for each share on all matters voted on by stockholders. Pursuant to Citizens' Restated Certificate of Incorporation, the holders of Common Stock Series A and the holders of Common Stock Series B vote together as a single class on all matters to be voted on by stockholders, unless otherwise expressly required by applicable law. Common Stock Series A is convertible, on a share-for-share tax-free basis and at no cost to stockholders, into Common Stock Series B at all times. Common Stock Series B is not convertible into Common Stock Series A. The Board of Directors of Citizens may, in its sole discretion and at any time, require all of the holders of Common Stock Series A to exchange all of their shares of Common Stock Series A for shares of Common Stock Series B on a share-for-share basis. The holders of Common Stock Series A and Common Stock Series B participate ratably in liquidation. The holders of Common Stock Series A and Common Stock Series B have no preemptive rights.

                DIVIDENDS ON COMMON STOCK SERIES A AND SERIES B

         The holders of Common Stock Series A and Common Stock Series B are entitled to receive dividends when and as declared by the Board of Directors of Citizens out of funds legally available therefor. Dividends have been paid to holders of common stock every year without interruption beginning in 1939 and, although there can be no assurances as to the amount of any future dividends, Citizens has increased cash dividends and/or cash value equivalents every year without interruption beginning in 1946. Beginning in 1956, when the two-series common stock capitalization of Citizens was initiated, through 1989, only stock dividends were paid on Common Stock Series A and only cash dividends were paid on Common Stock Series B. Commencing in 1990, Citizens has declared and paid quarterly stock dividends at the same rate on shares of both Common Stock Series A and Common Stock Series B. The stock dividend rate is based on an underlying cash equivalent. Citizens expects that under present United States federal tax law, stock dividends on Common Stock Series A and Common Stock Series B, if paid and received pro-rata and otherwise in the same manner as they have been since 1990, will be free of current federal income taxation on receipt. Such stock dividends are treated as capital transactions when and if sold. Gain or loss is based on the difference between sales price and adjusted basis per share.

         To the extent that stock dividends are declared on the Common Stock Series B, the same stock dividend must be declared on the Common Stock Series A. To the extent that cash dividends are paid out of funds that are legally available on the Common Stock Series B, stock dividends with an equivalent fair value must be paid during the same calendar year on the Common Stock Series A, unless cash dividends are declared on the Common Stock Series A at the same time and in an equal amount as on the Common Stock Series B.

                   STOCK DIVIDEND SALE PLAN AND CONVERSION OF
                COMMON STOCK SERIES A INTO COMMON STOCK SERIES B

         Citizens has a Stock Dividend Sale Plan (the "Plan") which enables Common Stock Series B stockholders to elect to have their future stock dividends sold and the cash proceeds of the sale (minus a per share commission, currently 2 cents) distributed to them quarterly. If a Common Stock Series B stockholder's account is held by a broker or custodial institution participating in the Plan, the cash proceeds are sent to the broker or custodial institution. Generally, for United States federal income tax purposes, the differences between the proceeds from the sale of the stock dividends (the net cash received) and the adjusted basis of the shares sold are treated as a capital transaction. Holders of Common Stock Series A may at any time convert, on a share-for-share tax-free basis and at no cost, their Common Stock Series A shares into Common Stock Series B shares. A registered stockholder may give instructions to Citizens' Common Stock Transfer Agent and street name holders may give instructions to their brokers to accomplish such conversion from Common Stock Series A into Common Stock Series B, and in conjunction with said conversion, or after such conversion, may enroll in the Plan.

         Common Stock Series B stockholders may enroll throughout the year in the Plan. After a Common Stock Series B stockholder's account has been enrolled in the Plan, future stock dividends in that account will be sold quarterly, unless Citizens' Common Stock Transfer Agent receives written notification from a Common Stock Series B stockholder to withdraw that account from the Plan. Stockholders who withdraw an account from the Plan will then receive quarterly stock dividends and are not eligible to re-enroll that account in the Plan for 12 months.

                         COMMON STOCK TRANSFER AGENT

         The transfer agent for the Company's Common Stock Series A and Common Stock Series B is Illinois Stock Transfer Company.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares of Common Stock Series A which may be acquired by each Selling Shareholder as a result of the Merger, including the maximum number of Earn-Out Shares which are scheduled to be received as Contingent Payments by March 1, 2000. (See "Plan of Distribution".) All of such shares are being registered for offer and sale. No shares were owned by the Selling Shareholders prior to the Merger. Thus if all of the registered shares are sold in the offering, no Selling Shareholders will own any shares which are currently owned.

                                      Number of                                                     Number of
Name                                    Shares                 Name                                    Shares
----                                    ------                 ----                                    ------
Anderson, Elizabeth                            5,647           Dellenbach, Kent H.                     14,121
Beery, Kimberly                                3,387           Edmanson, Lynn E.                        3,387
Blum, Peter                                    9,038           El Jay Partners c/o Jeffrey J.          10,505
                                                               Stahl
Bood, Edward A.                                7,907           Fransen, Roger                             356
Carey, Joseph                                  5,647           Fransen, Victor                          6,777
Caruso, Richard M.                             4,755           Fraser, Robert                         615,118
Case, Weldon W.                               22,830           Froelich, Cezar M. Tte                   8,471
Chapman, Susan                                   236           Genesse Funding, Inc.                   13,555
                                                               Attn: Marsh, Stuart
Cline, Richard C.                             11,296           Gibbons, James                           5,263
Cloonan, James B. & Edythe R.                 50,917           Gillman, Charles E.                     48,907
Colson, William P.                             7,907           Gold, James S. and Flora J.             21,012











                                      6

Dale, Karen W. Revocable Trust                 3,953           Gold, Michael & Elise B.                 5,218
Gold, Robert                                   6,777           McKendrick, George                         474
Goldsmith, Mitchell D.                        34,856           McMillen, Ron                            5,240
Goldstick, Philip S.                           1,254           Miehl, Peter & Marion                    5,263
  Revocable Trust
Hackett, Jim                                   9,036           Morgan, Burton D.                       20,333
Herman, Jerry H.                               7,907           Neace, Manuel                            3,387
Hershman, Don S.                               2,100           Pondy, Mary Ann                          6,777
Hughes, Peter, Trust                           7,907           Prentice, Bryan                          6,777
Isaacs, Lloyd R. Trust                        45,782           Pyle, Virginia,                         10,438
                                                                 Piper Jaffray - Custodian
Isaacs, Robert & Wilma                           583           Randall, John & Julie                   12,425
Ivesdal, Trygve A.                            22,593           Robertson, Brooke                       15,815
Jones, Richard                                 3,387           Robertson, Gina                         15,815
King Jr., William H.                          78,853           Robertson, Hayes                        13,555
King Sr., William                            157,708           Robertson, Joan                        134,456
Kiver, Milton S. Living Trust                 25,779           Robertson, Kenneth H.                  458,102
Koester, Jeffrey F.                           27,111           Rose, Pam                                2,258
LaCrosse, Gary                                 8,969           Ross, Peter J.                           1,693
Laschober, Joseph                             27,111           Ruderman, Jon M. & Debra                12,425
Lepman, Carol                                  3,953           S & F Investment, Ltd.                  28,242
Longman, Rodney                               91,058           Sandberg, Michael & Linda               10,505
Shefsky, Lloyd E.                              2,258           Schaller, Michael J. Trustee             9,713
Sheppard, Neil N.                             20,333           Shefsky & Froelich Profit Sharing
Sprayregen, Joel J. & Marilyn                 10,429           Plan,
                                                               f/b/o Stuart K. Taussig
Swanberg, Dorothy                                593           Scherer, Robert P.                       2,258
Thompson, John G.                             45,187           Schwartz, Stephen L. & Terry L.          5,195











                                       7

Tompkins, Richard M. and Louise C.             1,964           Shapiro, Joel G.                         1,580
Western New York Ventures, L.P.              379,947           Taussig, Dr. Lynn M.                       767
Willoughby, Keith                              1,187           Thomas-Veise, Valerie                   11,296
  1st Trust-K.W.-IRA
                                                               Willoughby Liscelotte                    1,187
                                                               Wochna, Gerald M.                       15,615
                                                               Zeitvogel, Nicholas                      6,777
                                                               Zunamon, Simon                           3,387

Note: The total of the shares of Common Stock in the above table, which lists full share entitlements, is less than the number of shares shown on the cover page of this Prospectus because the latter includes fractional share interests and a reserve for any post-closing working capital adjustments.

                          PLAN OF DISTRIBUTION

         The shares of Common Stock covered by this Prospectus may be sold from time to time by the Selling Stockholders who have received and may in the future receive such shares from the Company in connection with the Merger between a wholly-owned subsidiary of Citizens and Conference-Call USA, Inc. ("CC/USA"), a Delaware corporation. Pursuant to the Agreement and Plan of Merger dated as of October 10, 1996 (the "Merger Agreement"), among Citizens, Citizens Conference Call Company and CC/USA, on December 4, 1996, the securityholders of CC/USA received 1,289,133 shares of Common Stock of Citizens in exchange for all of the shares of common and preferred stock of CC/USA which such securityholders owned or could acquire on such date. This number may be changed based upon certain post-closing working capital adjustments. The Merger Agreement further provides that the current securityholders of CC/USA have a right to receive up to 1,443,299 additional shares of Common Stock of Citizens (the "Earn-Out Shares") (subject to certain adjustments) to be based upon whether CC/USA and/or Dial Services, Ltd., a Delaware corporation, achieve specified financial results in future periods. Earn-Out Shares are scheduled to be delivered to the Selling Stockholders by March 1 of each of 1997, 1998, 1999 and 2000, as determined by the level of financial results. The total number of shares of Common Stock covered by this Prospectus is based upon the maximum number of shares of Common Stock which the Selling Stockholders may receive in the Merger, including Earn-Out Shares, plus a reserve to cover the results of the post-closing audit of the net working capital of CC/USA on hand on the closing date.

         The Company's consent to use of this Prospectus by the Selling Stockholders is conditioned upon certain terms and conditions contained in the Merger Agreement, including, without limitation, such persons' agreeing not to offer any shares of Common Stock without first making certain inquiries of the Company, and providing certain information to the Company.

         Sales of shares of Common Stock by means of this Prospectus may be made from time to time privately at negotiated prices or publicly in one or more transactions (which may involve crosses or block transactions) on the New York Stock Exchange ("NYSE") or otherwise, in special offerings, sales pursuant to Rule 144 under the Securities Act of 1933 (the "Act"), exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, or a combination of such methods of sale, at prices at or reasonably related to market prices at the time of sale or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, which may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). Selling Stockholders and brokers or dealers selling shares of Common Stock for Selling Stockholders or purchasing such shares for purposes of resale may be deemed to be underwriters under the Act, and any compensation received by any of them may be deemed underwriting compensation (which compensation may be in excess of customary commissions). The Company will not receive any of the proceeds of the sale of shares of Common Stock by any such person.

         This Prospectus shall be deemed to cover additional securities to be issued in connection with or as a result of stock splits, stock dividends or similar transactions.

         The Company has agreed to be liable to the Selling Stockholders for certain liabilities, including liabilities under the Act.

                                  LEGAL OPINIONS

         The validity of the Common Stock will be passed upon by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, counsel for the Company. Legal matters relating to required authorization, if any, of the Common Stock by the public utilities commissions in the various states may be passed upon by local counsel to Citizens in the states of Arizona, Colorado, Hawaii, Louisiana, and Vermont. Winthrop, Stimson, Putnam & Roberts may rely upon such counsel as to certain matters governed by the laws of such states.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1995, 1994, and 1993, and for each of the years then ended, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K have been so incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

===============================================================
         No dealer, salesman or other person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this
Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to
anyone  to  whom  it  is   unlawful  to  make  such  offer  or
solicitation.
                -------------------------------

                      TABLE OF CONTENTS

                         Prospectus                    PAGE
                                                       ----

Available Information.................................... 2
Incorporation of Certain Documents
  by Reference........................................... 2
Citizens Utilities Company............................... 3
Use of Proceeds...........................................3
Financial Information.....................................4
Capital Requirements and Financing........................4
Description of Common Stock Series A and Series B.........4
Dividends on Common Stock Series A and Series B ..........5
Stock Dividend Sale Plan and Conversion of Common
  Stock Series A into Common Stock Series B ..............5
Common Stock Transfer Agent...............................6
Selling Security Holders .................................6
Plan of Distribution .....................................8
Legal Opinions............................................9
Experts...................................................9

============================================================

                     2,832,432 Shares


                    CITIZENS UTILITIES

                         COMPANY


                      Common Stock



                    -------------------

                        PROSPECTUS

                    -------------------


                     December  , 1996
============================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        Description                                                Amount(1)
        -----------                                                ---------
Securities and Exchange Commission filing fee..............       $   10,927
Printing...................................................            2,000
Legal Services.............................................           15,000
Accounting Services........................................            5,000
Blue Sky...................................................            1,500
Miscellaneous..............................................            5,573
                                                                       -----

Total(1)                                                           $  40,000
                                                                   =========
--------------------
(1) All fees are estimated except for the Securities and Exchange Commission filing fee.

Item 15.  Indemnification of Directors and Officers.

        Citizens Utilities Company (the "Company"), being incorporated under the Delaware General Corporation Law, is empowered by Section 145 of such law to indemnify officers and directors against certain expenses, liabilities and payments, including liabilities arising under the Securities Act of 1933, (the "Act"), as therein provided. In addition, By-Laws 24 and 24A of the Company and a resolution adopted by the Board of Directors in connection with the issuance of the Securities provide for indemnification of specified persons, including officers and directors of the Company for liabilities, including those arising under said Act, as provided in said By-Laws and resolution. Generally, By-Laws 24 and 24A of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless, among others, any officer or director of the Company or any other entity for which he is acting at the request of the Company, from and against any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner such person reasonably believed to be in the best interests of the Company. Such By-Laws, generally speaking, also provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a person in defending against any such liability shall, be advanced by the Company subject to specified conditions. The Certificate of Incorporation further provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with stated exceptions.
        The Company also maintains insurance providing coverage for the Company and its subsidiaries against obligations incurred as a result of indemnification of officers and directors. The coverage also insures the officers and directors for a liability against which they may not be indemnified by the Company or its subsidiaries but excludes specified dishonest acts.

Item 16.  Exhibits.

        An Exhibit Index, containing a list of all exhibits to this registration statement, commences on page II-7.

Item 17.  Undertakings.

        The undersigned registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Act;

                 (ii) to reflect in the  prospectus  any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) to include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford and State of Connecticut on the 17th day of December, 1996.

                                         CITIZENS UTILITIES COMPANY


                                         By   /s/Robert J. DeSantis
                                              ---------------------
                                              Robert J. DeSantis
                                              Vice President and Treasurer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert J. DeSantis, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such persons and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.



Signature                                                           Title              Date

 /s/ Leonard Tow                                Chairman of the Board, Chief           December 3, 1996
-------------------------------------------
(Leonard Tow)                                   Executive, Officer, Chief
                                                  Financial Officer and Director

 /s/ Robert J. DeSantis                         Vice President and Treasurer          December 3, 1996
-------------------------------------------
(Robert J. DeSantis)

/s/ Norman I. Botwinik
-------------------------------------------     Director                              December 3, 1996
(Norman I. Botwinik)

/s/ James C. Goodale                            Director                              December 3, 1996
-------------------------------------------
(James C. Goodale)

/s/ Aaron I. Fleischman                         Director                              December 3, 1996
-------------------------------------------
(Aaron I. Fleischman)

/s/ Stanley Harfenist                           Director                              December 3, 1996
-------------------------------------------
(Stanley Harfenist)

/s/ Andrew N. Heine                             Director                              December 3, 1996
-------------------------------------------
(Andrew N. Heine)

/s/ Elwood A. Rickless                          Director                              December 3, 1996
-------------------------------------------
(Elwood A. Rickless)

/s/ John L. Schroeder                           Director                              December 3, 1996
-------------------------------------------
(John L. Schroeder)

/s/ Robert D. Siff                              Director                              December 3, 1996
-------------------------------------------
(Robert D. Siff)

/s/ Robert A. Stanger                           Director                              December 3, 1996
-------------------------------------------
(Robert A. Stanger)






                                      II-5

/s/ Charles H. Symington, Jr.                   Director                              December 3, 1996
-------------------------------------------
(Charles H. Symington, Jr.)

/s/ Edwin Tornberg                              Director                              December 3, 1996
-------------------------------------------
(Edwin Tornberg)

/s/ Claire Tow                                  Director                             December 3, 1996
-------------------------------------------
(Claire Tow)


                                  EXHIBIT INDEX

Exhibit
   No.         Description
-------        -----------
 2.1           Agreement  and Plan of Merger  dated as of October 10,  1996, between  Citizens  Utilities  Company, Citizens Conference Call
               Company and Conference-Call USA, Inc.

 2.2 Contingent Payment Agreement dated as of December 4, 1996, between Citizens Utilities Company, Conference-Call USA, Inc. and CC/USA Representative, Inc.

 3.200.1* Restated Certificate of Incorporation of Citizens Utilities Company, with all amendments to the date hereof.

 3.200.2* Bylaws, as amended, of Citizens Utilities Company, with all amendments to the date hereof.

 5.1           Opinion of Winthrop, Stimson, Putnam & Roberts.

 23.1          Consent of KPMG Peat Marwick LLP.

 23.2 Consent of Winthrop, Stimson, Putnam & Roberts (to be contained in Exhibit No. 5.1).

 24            Powers of Attorney (Included on pages II-5 and II-6).

-------------------------
* Exhibit Nos. 3.200.1 and 3.200.2 are incorporated by reference to such documents bearing the same exhibit designations filed with the Company's Registration Statement on Form S-3, File No. 333-7047, on June 27, 1996.

The Agreement and Plan of Merger contains a list of exhibits and schedules to the Agreement on page v thereof. The Company agrees to furnish supplementally a copy of each omitted exhibit and schedule to the Commission on request.






                                      II-7